EXHIBIT 99.1


INETEVENTS COMPLETES ACQUISITION OF CREDIT CARD SERVICE COMPANY INTERNATIONAL CARD ESTABLISHMENT

COMPANY NAME TO BE CHANGED TO INTERNATIONAL CARD ESTABLISHMENT TO REFLECT NEW CORE BUSINESS

GLOBALTECH LEASING ACQUISITION NEARS COMPLETION

COMPANY EXPECTS 2003 REVENUES TO REACH $7.8 MILLION; $15.4 MILLION IN REVENUES EXPECTED IN 2004

Los Angeles, California--July 21, 2003--iNetEvents, Inc. (OTCBB:IEVT) today announced that it had completed its previously announced acquisition of all of the issued and outstanding shares of International Card Establishment, Inc. (I.C.E.), an Oxnard, California-based credit card service company that services the electronic transaction needs of merchants nationwide. I.C.E will operate as a wholly owned subsidiary of the company. In addition, the company announced that it was nearing completion of its previously announced acquisition of GlobalTech Leasing, Inc., (also headquartered in Oxnard, California), a lessor of electronic transaction point-of-sale products and technology hardware. Once this acquisition is completed, GlobalTech Leasing will also operate as a wholly owned subsidiary of the company.

Following the two acquisitions and a share restructuring, iNetEvents will own 100% of both I.C.E. and GlobalTech Leasing and have approximately 17.6 million shares outstanding. In addition, the current online registration business will continue to operate as a wholly owned Nevada subsidiary of the company.

The Company intends to change its name to International Card Establishment, Inc. to reflect the company's new core business and contemplates a 1 for 2 reverse stock split. The name change, reverse stock split and a change in the company's stock symbol (to reflect the name change) are expected to occur within sixty days.

Pursuant to the definitive merger agreement, iNetEvents issued a total of 14 million shares of its common shares to acquire 100% of I.C.E. The company will proceed with the acquisition of GlobalTech Leasing and intends to issue 5 million post-consolidation shares of iNetEvents

As part of the transition away from its historical online event registration business toward a credit card servicing company, Mr. Brandon Stauber will continue as President and CEO of the Nevada subsidiary and Jonathan Severn was appointed the new President and Chairman of the Board of the Company. Mr. William Lopshire has been named Chief Executive Officer and Executive Vice President.

"We are extremely pleased to have completed the first step in our plan to build a publicly held financial services company servicing the credit card and electronic transaction processing market," said Jonathan Severn. "We believe that our pending acquisition of GlobalTech, along with a planned financing, will enable us to grow I.C.E. into a rapidly growing and profitable company, added Mr. Severn. "We have set ambitious revenue goals for ourselves: by year-end 2003, subject to the successful completion of a financing, we expect to attain annualized revenues of $7.8 million. For 2004, we expect revenues to reach $15.4 million and to be solidly profitable."

Mr. Severn concluded by saying, "We are aware of a number of acquisition opportunities in both the card service and leasing businesses that would help us attain our objectives, and by leveraging our existing operations capacity, we are confident that we will be able to deliver a profitable and thriving business in the near future".

About I.C.E. and Jonathan Severn
Newly formed in 2002, I.C.E. began operations on October 1, 2002, providing credit card and electronic transaction processing services to merchants nationwide.

Mr. Severn brings 15 years of sales experience to our company. For the past 11 years he has owned and operated one of the largest Cardservice International agencies in the country. Cardservice International was one of the largest privately held Visa MasterCard Independent Sales Organizations (ISO) until January 2002 when First Data Corp. (FDC) purchased the remaining 50% of Cardservice International that it did not own. Mr. Severn is also founder and major shareholder in GlobalTech Leasing, Inc.

About GlobalTech Leasing
GlobalTech Leasing offers micro-ticket leasing to the "point of sale" industry. The company focuses on personalized customer service for ISOs and agents. GlobalTech was formed in 1996 and incorporated in 2000.

About iNetEvents, Inc.
iNetEvents, Inc., based in Los Angeles, CA (HTTP://WWW.INETEVENTS.COM/), specializes in providing a range of technology services to the event management industry. It provides an integrated Web-based event management solution that allows its customers to use the Internet to better promote and administer their events. The appeal of this event management application lies in its ability to enhance the event's outreach capabilities; reduce administrative burden; improve the attendee, sponsor and exhibitor experience; and generate additional revenue streams.



Forward-Looking Statements
This press release may contain forward-looking statements that are subject to risks and uncertainties. Important factors which could cause actual results to differ materially from those in the forward-looking statements, include but are not limited to: the company's short operating history which makes it difficult to predict its future results of operations; the company's initial history of operating losses with possible future losses which could impede its ability to address the risks and difficulties encountered by companies in new and rapidly evolving markets; the company's future operating results could fluctuate which may cause volatility or a decline in the price of the company's stock; the possibility that the company may not be able to price its services above the overall cost causing its financial results to suffer; and other factors detailed in this press release and in future company filings with the Securities and Exchange Commission, at such time as the company is required to report its results of operations under the Securities Exchange Act of 1934, as amended.

________________
Contact:

         Jonathan Severn
         Chairman & President
         (800) 414-7654 ext. 2007
         email: jsevern@cardservicetc.com
     or
         Investor Relations Contact:
         WPH Consultants, Ltd.
         Philippe Niemetz, toll-free: 800/477-7570
         212/344-6464 email: philippe.niemetz@wphconsultants.com